UNITED STATES
SECURITIES & EXCHANGE COMMISSION
WASHINGTON, D.C. 20449

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 5, 2007

Span-America Medical Systems, Inc.
(Exact Name of Registrant as Specified in Its Charter)

South Carolina (State or Other Jurisdiction of Incorporation)

0-11392	57-0525804
(Commission File Number)	(IRS Employer Identification No.)

70 Commerce Center, Greenville, South Carolina 29615
(Address of Principal Executive Offices) (Zip Code)

(864) 288-8877
(Registrant's Telephone Number
Including Area Code)

Not Applicable
(Former Name or Former Address,
if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On June 5, 2007, Span-America Medical Systems, Inc. (the “Company”) entered into a revolving credit facility with Carolina First Bank (“CFB”).

•	The maximum principal amount the Company can borrow at any one time under the credit facility is $10 million.

•	The maturity date is June 5, 2012.

•
The credit facility accrues interest at a variable rate equal to 30-day LIBOR plus a margin ranging from 85 to 165 basis points depending on the Company’s then-applicable leverage ratio (as defined in the credit facility). The initial margin is 85 basis points. Interest is payable monthly.

•
The credit facility is unsecured; however, the Company has pledged to grant CFB a first-priority, perfected security interest in its accounts, instruments, and chattel paper (as defined in the South Carolina Uniform Commercial Code) upon CFB’s request following the occurrence of an event of default (as defined in the credit facility).

•
The credit facility includes financial covenants that require the Company to (i) maintain a certain tangible net worth (as defined in the credit facility) that is initially $6.5 million and escalates yearly based on the Company’s net income for the previous fiscal year and (ii) maintain a leverage ratio (as defined in the credit facility) of not more than 3:00 to 1:00.

•
The credit facility restricts dividends and stock repurchases during any fiscal year to an aggregate amount of no more than 50% of the sum of (i) the Company’s income from continuing operations for that fiscal year plus (ii) the absolute value of any aggregate after-tax non-cash and extraordinary losses of the Company for that fiscal year. If this restriction would not permit the Company to pay the same regular quarterly dividend in any future quarter that it had paid in the immediately preceding quarter, the Company may nevertheless pay the regular quarterly dividend in an amount no greater than the previous’ quarter’s regular dividend so long as the Company remains in compliance with the financial covenants after giving effect to the payment of the dividend.

•	The credit facility also contains other restrictive covenants including but not limited to covenants restricting mergers and asset sales, indebtedness, liens, acquisitions and capital expenditures.

•
CFB may accelerate the credit facility upon the occurrence of an event of default. In addition to other events of default that the Company believes are common, the credit facility is “cross-defaulted” with other agreements for indebtedness of the Company, and CFB may declare an event of default if the Company experiences a material adverse change (as defined in the credit facility) which CFB reasonably determines will adversely affect the Company’s ability to meet its obligations under the credit facility or the Company experiences certain other conditions significantly or materially impairing its ability to conduct its business.

The Company entered into the credit facility to finance a portion of the $5.00 per share special dividend and the $0.08 regular quarterly dividend, each paid on June 6, 2007. The total of the combined dividends was $14.1 million, and the Company borrowed an aggregate of $5.7 million under the credit facility to pay a portion of these dividends. The balance was paid from cash and cash equivalents and the liquidation of securities available for sale. The credit facility also permits the Company to borrow for working capital, capital expenditures and other general corporate purposes.

The foregoing description is qualified in its entirety by the terms and provisions of the Loan Agreement, Revolving Note and Negative Pledge Agreement each of which is filed as an exhibit to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above under Item 1.01 is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

10.1	Loan Agreement dated June 5, 2007 by and between Carolina First Bank, as lender, and the Company, as borrower.

10.2	Revolving Note dated June 5, 2007 by the Company to Carolina First Bank.

10.3	Negative Pledge Agreement dated June 5, 2007 by the Company to Carolina First Bank.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPAN-AMERICA MEDICAL SYSTEMS, INC.

Date: June 8, 2007	By:	/s/ Richard C. Coggins
Richard C. Coggins Vice President & Chief Financial Officer

Exhibits

10.1	Loan Agreement dated June 5, 2007 by and between Carolina First Bank, as lender, and the Company, as borrower.

10.2	Revolving Note dated June 5, 2007 by the Company to Carolina First Bank.

10.3	Negative Pledge Agreement dated June 5, 2007 by the Company to Carolina First Bank.